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                                                                    EXHIBIT 10.2













                     FIRST FARMERS & MERCHANTS NATIONAL BANK

                               COLUMBIA, TENNESSEE

                                  BANK PLAN(TM)

                                 OWNER'S MANUAL

                           DEFERRED COMPENSATION PLAN

                                 APRIL 29, 1993


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                                  Introduction

Your bank has purchased an executive compensation plan designed by Bank Compensation Strategies Group through our Executive Benefits Consultant, Mark Pletts of BCS in Bloomington, Minnesota.

Bank Compensation Strategies Group is a Minneapolis, Minnesota based company. Our business is designing and marketing non-qualified executive compensation products for executives of banks and other financial institutions. This is our only business and our objective is to provide you with high quality products and superior advice and service. We operate through a network of executive benefits consultants throughout the midwestern and western United States.

Our products are endorsed and recommended by the American Bankers Association, the California Bankers Association. the Colorado Bankers Association, the Connecticut Bankers Association, the Georgia Bankers Association, the Community Bankers Association of Illinois, the Indiana Bankers Association, the Iowa Independent Bankers Association, the Iowa League of Savings Institutions, the Kansas Bankers Association, the Louisiana Bankers Association, the Minnesota Bankers Association, the Mississippi Bankers Association, the Montana Bankers Association, the Nebraska Bankers Association, the Missouri League of Savings Institutions, the New Mexico Bankers Association, the North Dakota Bankers Association, the Oklahoma Bankers Association, the Pennsylvania Bankers Association, the Savings League of Minnesota, the South Carolina Bankers Association, the South Dakota Bankers Association, the Tennessee Bankers Association, the Texas Bankers Association, the Utah Bankers Association, the Vermont Bankers Association, the Independent Bankers Association of Wisconsin, and the Wyoming Bankers Association.

We have prepared this Owner's Manual to provide you which a "plain English" description of the plan which you have purchased, provide you with information concerning records you should maintain concerning the plan at your bank, provide guidance concerning the accounting procedures and issues concerning your plan, describe the type and frequency of correspondence you should expect to receive in the future and provide you with the names of experienced contact people at our offices should you have any questions or if you need assistance. Please do not hesitate to telephone us if we can be of assistance.




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                          Summary of Your Bank Plan(TM)


Deferred Compensation Plan

The proposals prepared for your bank; contemplated the establishment of Deferred Compensation Plans to provide retirement income for the following individuals:

                              Estimated                                              Estimated
                                Annual                                                 Annual          Duration of
                                Income                             Retirement        Retirement        Retirement
          Name                 Deferred          Birthdate            Age               Age              Benefit
----------------------------------------------------------------------------------------------------------------------

Abercrombie, K.                 4,300           06-06-42              65                20,612            10 Years
Bailey, J. Jr.                  4,700           11-30-42              65                22,529            10 Years
Bowsher, H.                    11,100           04-23-28              70                10,605            10 Years
Cook, H. Jr.                   11,100           01-16-41              65                47,037            10 Years
Hickman, W.                     9,900           06-15-34              70                32,319            10 Years
Kennedy, S.                     6,500           12-09-26              70                 4,736            10 Years
Knox, T.                       10,300           08-06-28              70                12,396            10 Years
Lancaster, J.                  12,500           06-11-29              70                18,436            10 Years
Stevens, T.                     3,900           04-23-51              65                41,897            10 Years
Wheeler,D.                      4,700           06-07-42              70                32,249            10 Years
Wise, D.                        9,900           08-22-31              70                20,753            10 Years


A Deferred Compensation Plan (DCP) is a non-qualified executive benefit plan in which the eligible bank officer or director voluntarily elects to defer some or all of his or her current compensation (salary or fees) in exchange for the bank's promise to pay a deferred benefit some time in the future. Because a DCP is a non-qualified plan, unlike a 401(k) plan or a pension plan, which are qualified plans under Internal Revenue Service guidelines. a bank can selectively make this plan available to certain highly compensated employees without regard to the nondiscrimination requirements of qualified plans. The DCP enables the bank official to reduce current taxable income in exchange for larger payments at retirement when the recipient may be in a lower tax bracket. Under this type of plan, the deferred fees or salary are expensed by the bank and set aside in a separate liability account and interest is periodically credited on the account balance. The deferred amount is not taxable income to the individual and is not a tax deductible expense to the bank. The terms of the DCP are covered in a written agreement between the individual covered by the plan and the bank. The agreements often provide that if the covered individual were to die prior to or during retirement, the promised benefits would be paid to the individual's beneficiary or estate. A DCP is an unfunded plan, which means that the employee has no rights under the agreement beyond those of a general creditor of the bank, and there are no specific assets set aside by the bank in connection with the DCP. Likewise, the DCP is not an employment contract.

The agreement usually provides for fun vesting since the covered employee is setting aside his or her current compensation. If the covered individual leaves the bank's employ, the amount deferred may be payable in a lump sum.

The deferred compensation plans proposed by BCS are informally linked with a single premium universal life insurance policy on the life of each participant which is purchased by the bank; in connection with the implementation of the plan. The employee is the insured, but the bank is the owner and beneficiary of the policy. The insured employee has no claim on the policy, its cash value or the proceeds thereof. Single premium policies are used because this type of policy is the most efficient way for a financial institution to insure its officials. While the insurance contract is





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generally purchased simultaneously with the execution of the DCP agreement, there is no direct linkage between the two.

The insurance purchased by your bank in connection with the DCP is as follows:

        Name of                Insurer &                               Single Premium              Initial Net
        Insured               Policy No.                              Insurance Deposit             Insurance
---------------------------------------------------------------------------------------------------------------------

Abercrombie, K.           West Coast                 342049                  70,000                   140,000
Bailey, J. Jr.            West Coast                 342052                  75,000                   150,000
Bowsher, t1.              A. Hamilton               8477347                 110,000                    70,000
Cook, H. Jr.              West Coast                 342055                 160,000                   310,000
Hickman, W.               A. Hamilton               8477457                 250,000                   215,000
Kennedy, S.               TMG Life                   530987                  35,000                    35,000
Knox, T.                  A. Hamilton               8477444                  75,000                    85,000
Lancaster, J.             West Coast                 342058                 110,000                   125,000
Stevens, T.               West Coast                 342056                  80,000                   280,000
Wheeler, Dan              A. Hamilton               8545033                 140,000                   215,000
Wise, D.                  West Coast                 342057                 110,000                   140,000

The insurance cash surrender value is earned in other assets on the bank's books and the plan design is such that the policy income is generally sufficient to cover the insurance mortality costs and the interest crediting expense on the deferred compensation balance. The insurance policy(ies) covers the bank's contingent liability associated with the possible premature death of the covered individual and also serves as an informal funding vehicle to cover the cost of interest crediting.

After retirement, the benefit payments are taxable income to the individual and are tax-deductible expenses to the bank as they are paid. If the individual were to die, either prior to or during retirement, the bank would receive the insurance death proceeds tax free, except for possible alternative minimum taxes, and the payments made by the bank to the individual's beneficiary or estate would be tax-deductible expenses. Since the present value of the bank's obligation to the individual has been booked as of the retirement date, the impact of the benefit payments on the bank's income statement is minimal.

The combination of tax-preferred income generated by the cash value of the insurance policy, the tax-free insurance death benefit proceeds to the bank and fully tax-deductible benefit payments by the bank are the economic reasons that a bank can often provide this significant fringe benefit to its officials at little or no cost to the bank.

Should a DCP participant covered by the DCP leave the bank prior to retirement, the insurance policy on that individual can be transferred to one or more of the bank's other officials for a modest policy transfer change. By taking advantage of this feature, the bank can avoid policy surrender charges.

The cash value of the insurance policies purchased by the bank are a significant asset on your books which earn tax preferred interest. The policy interest rates are adjusted annually by the insurance company and will fluctuate with the general level of interest rates in the economy, much the same as a bank's average cost of funds. The insurance policies purchased by your bank were issued by high quality insurance companies and you will receive periodic financial dare on the insurer to enable you to monitor their financial condition and performance. In order to diversify credit risk, the insurance policies purchased by your bank may have been issued by more than one insurer.







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                     Employee Retirement Income Security Act

The Employee Retirement income Security Act (ERISA) has an impact on executive benefit plans other than qualified retirement plans and your bank must comply with the reporting requirements of ERISA. The Secretary of Labor has established a simplified reporting format to satisfy this requirement. The Department of Labor must be notified that the plan was adopted, that a copy of the plan will be provided upon request, and that the plan covers only highly compensated executives. The notice must be filed with the Secretary of Labor within 120 days after the inception of the plan. A letter which satisfies this requirement was provided to you shortly after the adoption of the plan for filing with the Department of Labor. Please contact us if you did not receive this letter and we will provide an additional copy.


                              Accounting Guidelines

When your bank made the wire transfer of funds to purchase the insurance policies to commence the plan, we sent a letter to you which provided the initial accounting entries necessary to account for the plan on the bank's books. This section of the manual will provide you with a general discussion of the accounting principles concerning the single premium insurance policies and the Deferred Compensation Plan. The two elements of the plan, the key executive insurance and the benefit plans should be accounted for separately.

Accounting for the Insurance Policies

The accounting rules, Financial Accounting Standards Board Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance, provide that the amount that could be realized under the insurance contract should be reported as an asset.

When your bank wire transferred funds for the purchase of the insurance policy(ies), a cash surrender value asset should have been recorded for the amount of the single premium deposit, less the 2 percent policy load which was written off as an expense. Beginning 30 days after that date and each month thereafter, the insurance mortality costs should be recorded as an expense which reduces the cash surrender value and the policy earnings should be recorded as income, which increases the cash surrender value asset.

At the end of the calendar year, you will receive a year-end statement on each individual insurance policy directly from the insurance company. The annual statement will detail the income and expenses associated with each policy and the year-end cash surrender value. You should use the year-end statements to assure that your books balance to the insurance company's cash value figures. Usually there are minor adjustments that have to be made.

If your policies were purchased from Alexander Hamilton Life, TMG Life or Zurich American Life, you will receive a letter each July from that insurance company for each policy. If your policies were purchased from Chubb Life, West Coast Life or Pruco Life, you will receive a letter each January from that insurance company for each policy. This letter will advise you of any change in the policy interest rate and will contain a forecast of the income and expenses and policy equity values for the next 12-month period (July to June for Alexander Hamilton, TMG or Zurich American and January to December for Chubb, West Coast or Pruco). You should use the projections to adjust your monthly entries for mortality costs and policy earnings for the next 12 month period.

At each annual anniversary of the insurance policy(ies), you will receive a statement of activity for each policy from the insurance company. This statement can also be used to assure that your records are in balance with the insurance company's records.







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         SUBSIDIARY ACCOUNTS

We recommend that you establish a subsidiary record for each individual insurance policy to assure that your records properly reflect the carrying value of each individual policy and to facilitate balancing your books with the periodic correspondence from the insurance company.

         SURRENDER CHARGES

The insurance contracts contain a surrender charge of approximately 2 percent of the original single premium deposit which is imposed at the beginning of years 2 and again at the beginning of year 3. From year 3 through year 10, the total 4 percent surrender charge remains in effect. You will not actually incur this charge unless you turn the policy in; however, because the accounting rules (Financial Accounting Standards Board Technical Bulletin No. 85-4, Accounting for Purchases of Life insurance) require that insurance be carried on your books at the cash surrender value, we recommend that you record the surrender charges and reduce the cash value on your books in years 2 and 3. This accounting entry on your boots does not affect the actual "equity" value of the policy and there is no reduction in the policy income. In the materials and statements from the insurance company, the "surrender value" is the difference between the policy equity value and the surrender charge. After year 10, the surrender charges no longer apply and the cash value of the policy will be equal to the equity value of the policy. At this point, your cash surrender value asset account can be increased by the amount of the surrender charge with a corresponding credit to income.

Although the accounting guidelines for life insurance policies are as outlined above, many CPAs have taken the position that the surrender charge need not be booked because it is not a material item with respect to an institution's overall financial position. Please feel free to consult your independent accounting concerning accounting for the surrender charge or any other accounting matter concerning this Plan.

         INCOME TAXES AND DEFERRED INCOME TAXES

The insurance premiums paid are not tax deductible and the death benefits are received tax free except for possible alternative minimum taxes.

The annual increase in the cash surrender value of insurance is not taxable income to the bank unless the insurance policies are cashed in or surrendered.

In connection with its implementation of Financial Accounting Standard No. 96, Accounting for Income Taxes, on August 3, 1988, the Financial Accounting Standards Board issued an "action alert" which indicated that ". . . [a] tax planning strategy to hold a life insurance policy until the death of the insured would eliminate a deferred tax liability for the excess of cash surrender value over premiums paid if the second criteria for tax strategies is met, that is, if no significant future cash payments for premiums or interest would be required to keep the policy in force until the death of the insured." Since the insurance policies used in your benefit plan are single premium policies, no further payments are required to keep the insurance in force and it is unlikely that a financial institution would have to borrow against the policy cash value. Provided that your tax planning strategy is to hold the policy until the death of the insured, there is no need to record deferred taxes against the policy income.

         CALL REPORT TREATMENT

The instructions for the Consolidated Reports of Income and Condition ("Call Reports") indicate with respect to Schedule RC -- Balance Sheet, that the cash surrender value of life insurance policies be reported in Other Assets.






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With respect to Schedule R1-- Income Statement, the insurance policy income should be included in "Other non-interest income " Expenses associated with the insurance policies (load, mortality and surrender charges) should be included in "Other non-interest expense."

Accounting for the Deferred Compensation Plans

The accounting for the deferred compensation plan your bank has established will be determined by the terms of the written agreement(s) that were executed to implement the plan.

There are many different forms these agreements may take and different accounting treatments may apply. For example, if the agreements provide that a director paid on an annual retainer basis defers a fixed dollar amount of fees for a specific number of years in exchange for a specific annual payment at retirement for a specific period of time, the bank must have accrued as of the date of retirement, a liability equal to the then present value of the payments to be made during the retirement period. In this situation, the interest crediting rate would be fixed and the annual expense amounts for the various plan years can be determined at the onset of the plan. If directors are compensated only for meetings actually attended, it would not be possible to pre-compute the annual entries and the ultimate amount of benefits to be paid or the duration of benefits could not be determined until retirement. Also, if your agreements provide for annual adjustments to the interest crediting rate throughout the duration of the agreement, it would be impossible to determine the ultimate level or duration retirement benefits in advance of the actual retirement date.

Basically, the compensation deferred by each individual should be expensed as "deferred compensation expense" including the amount of interest crediting, rather than salary or director fee expense Salaries or directors fees will decline by the amount deferred and the only net increase to the bank's overall expenses associated with the plan will be the additional expense for interest crediting. The plan illustrations provided to you by our executive benefits consultant were based on a bank official who was salaried or on an annual retainer, a fixed interest crediting rate selected by you, monthly crediting of interest to the deferred balance and annual compounding of interest.

The suggested accounting entries provided to you by letter when you purchased the insurance policies were based on the final plan illustrations provided to you by our executive benefits consultant.

You may wish to consult with your CPA concerning accounting for the DCP if you have any questions.

If you provide us with a copy of your deferred compensation agreement, we will assist you concerning the proper accounting for your plan.

Subsidiary Accounts

We recommend that you establish a separate subsidiary liability account for each official who is covered by a salary continuation or deferred compensation plan at your bank.

Income Taxes and Deferred Income Taxes

The establishment of a deferred compensation plan may affect your bank's deferred taxes because you may be able to record a credit in the income statement against the expense accruals for the pop. The calculations concerning deferred taxes are complex and unique to each individual bank's tax situation and we recommend that you consult with your CPA concerning deferred taxes.







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During the pre-retirement period, the accruals and expenses for the DCP are not tax deductible expenses to the bank and are not taxable income to the bank official. When the payments are actually made to the executive after retirement, those cash payments are tax deductible expenses to the bank and taxable income to the recipient.

Call Report Treatment

The accrued expenses for the DCP should be included in non-interest expenses. specifically, salaries and employee benefits, in Schedule RI -- Income Statement.

With respect to Schedule RC -- Balance Sheet, the balance of the liability account for amounts accrued for the DCP should be reported in Other liabilities.

                DOCUMENTATION AND APPROVAL OF YOUR BANK PLAN(TM)

The establishment of the Deferred Compensation Plan(s) and the purchase of insurance on the lives of the bank's officials should have been approved by your bank's board of directors or by an appropriate committee thereof.

The benefit agreements established by your bank should be in writing and should contain all of the terms of the agreement between the bank and the covered executive.

Our executive benefits consultant may have provided you courtesy copies of sample agreements for the benefit agreements. We recommend that your bank's attorney either prepare or review the agreements prior to their execution.

                             BANK REGULATORY ISSUES

Bank examiners and the venous bank regulatory agencies will expect: that your bank account for the benefit plans and the related insurance policies consistent with generally accepted accounting principles; that the benefit plans are covered by written agreements between the bank and the covered executives; that the benefit plan and related insurance be properly approved by your board of directors; that you are dealing with a high quality insurance company; that you maintain current financial data on the insurance company(ies) and that the amount of cash surrender value of insurance with any one company is reasonable in relation to your bank's capital and reserves. Policies purchased by national banks and state banks in certain states must comply with Banking Circular No. 249 (Bank Purchases of Life Insurance) which was issued by the Comptroller of the Currency in 1991.

We are familiar with expectations of the bank regulatory agencies and your Bank Plan(TM) has been designed accordingly.

Please feel free to refer any questions from bank examiners to us.

                          CONTACT PEOPLE IN OUR COMPANY

Kevin Murphy Vice President of Compliance
Bank Compensation Strategies Group
3600 West 80th Street, Suite 200
Minneapolis, MN 55431
612/893-6767




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